As filed with the Securities and Exchange Commission on May 2, 2003

Registration No. ________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933, AS AMENDED

MERCURY AIR GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-1800515

(State of Incorporation)	(I.R.S. Employer Identification No.)

5456 McConnell Avenue
Los Angeles,
California 90066
(310) 827-2737

(Address, including zip code and telephone number, including area code of registrant’s principal executive offices)

Joseph A. Czyzyk, Chief Executive Officer and President
5456 McConnell Avenue
Los Angeles, California 90066
(310) 827-2737

(Name, Address and Telephone Number of Agent for Service)

Copy to:
Frederick H. Kopko, Jr.
McBreen & Kopko
20 North Wacker Drive, Suite 2520
Chicago, Illinois 60606
(312) 332-6405

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary which may delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting according to Section 8(a), may determine.

Calculation of Registration Fee

Proposed
Maximum
Title of Each Class of		Aggregate
Securities to be	Amount to be	Offering	Amount of
Registered	Registered (1)	Price	Registration Fee

Common Stock, $.01 par value	503,126 Shares (2)	$1,655,285 (2)	$134

(1)	Pursuant to Rule 416 under the Securities Act, we are also registering such indeterminate number of shares of common stock as may be issued from time to time upon exercise of the warrant as a result of the antidilution provisions relating to the warrant.

(2)	Calculated in accordance with Rule 457(c) under the Securities Act based upon the average high and low prices of the registrant’s common stock on the American Stock Exchange on April 29, 2003, which was $3.29 per share.

     The information in this prospectus is not complete and is subject to change. The selling securityholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling securityholders named in this prospectus are not soliciting offers to buy these securities in any state where an offer or sale of these securities is not permitted.

Subject to Completion, Dated May 2, 2003

PROSPECTUS

MERCURY AIR GROUP, INC.

503,126 Shares of Common Stock Issuable upon Exercise of Warrant

     On December 30, 2002, we refinanced our indebtedness with the J.H. Whitney Mezzanine Fund, L.P. (“Whitney”). In connection with the refinance, we amended and restated our outstanding warrant with Whitney, which provided for the purchase of 503,126 shares at $5.50 per share. Pursuant to the amended and restated warrant (“Warrant”), we reduced the exercise price to $3.742 per share. This prospectus may be used by Whitney to resell the common stock issuable upon exercise of the Warrant.

     Our common stock is traded on the American Stock Exchange under the symbol “MAX”. The last reported sale price per share of our common stock on the American Stock Exchange on April 29, 2003 was $3.29.

     We will not receive any proceeds from the sale by Whitney of the common stock issuable upon exercise of the Warrant. We will pay all expenses incurred in connection with the registration of the securities. Whitney will pay any underwriting discounts and commissions with respect to securities sold by it.

     Investing in the common stock issuable upon exercise of the warrants involves a high degree of risk. See “Risk Factors” beginning on page 7, as well as the risks described in the documents that are incorporated by reference in this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 2, 2003

FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
THE COMPANY
THE OFFERING
RECENT EVENTS
IMPACT OF NEW ACCOUNTING PRONOUNCEMENT
DESCRIPTION OF BUSINESS
RISK FACTORS
USE OF PROCEEDS
REGISTRATION RIGHTS
DESCRIPTION OF CAPITAL STOCK
CERTAIN ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.1

     We have not authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. The information contained in this prospectus is current only as of the date on the cover page of this prospectus, and may change after that date. We do not imply that there has been no change in the information contained in this prospectus or in our affairs since that date by delivering this prospectus.

     This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to 5456 McConnell Avenue, Los Angeles, CA 90066, or call (310) 827-2737 and ask to speak to someone in our Investor Relations department.

FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” provisions created by these statutes. All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are characterized by terminology such as “anticipates”, “believes”, “expects”, “future”, “intends”, “assuming”, “projects”, “plans” and similar expressions or the negative of those terms or other comparable terminology. These forward-looking statements which include statements about our expectations, objectives, anticipations, intentions and strategies regarding the future, expected operation results, revenues and earnings, reflect only management’s current expectations and are not guarantees of future performance and are subject to risks and uncertainties, including those risks described under the heading “Risk Factors” beginning on page 7 of this prospectus, or in the documents incorporated by reference in this prospectus, that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

     All forward-looking statements included or incorporated by reference in this prospectus are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement or statements. It is important to note that such forward-looking statements are subject to risks and uncertainties and that our actual results could differ materially from those in such forward-looking statements. The factors described under the heading “Risk Factors” beginning on page 7 of this prospectus in some cases have affected, and in the future could affect, our actual operating results and could cause our actual consolidated operating results to differ materially from those expressed in any forward-looking statement made by us. You are cautioned not to place undue reliance on forward-looking statements contained in this prospectus.

PROSPECTUS SUMMARY

     The following summary contains basic information about us and this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire document and the documents we have referred you to.

THE COMPANY

     Our principal corporate office is located at 5456 McConnell Avenue, Los Angeles, California 90066, and our telephone number is (310) 827-2737. Our Internet address is www.mercury.com.

THE OFFERING

Issuer	Mercury Air Group, Inc.

Common Stock Offered	Common stock issuable upon exercise of a warrant (the “Warrant”) to purchase 503,126 shares of our common stock.

Exercise Price of Warrant	The Warrant is exercisable for 503,126 shares of our common stock at an initial exercise price of $3.742 per share, subject to adjustment upon certain events. The Warrant is exercisable (in whole or in part) at any time from time to time on or before September 9, 2006, unless earlier terminated at our option as set forth below.

Expiration of Warrant	The Warrant will expire at 5:00 p.m., local time, in New York City on September 9, 2006.

Registration Rights	We have agreed to file with the Commission a shelf registration statement of which this prospectus is a part covering the resale of the shares of our common stock issuable upon exercise of the Warrant. We have also agreed to file a shelf registration statement by April 1, 2004 covering the resale of the shares of our common stock issuable upon exercise of any additional warrant which may be issued pursuant to the terms of Amendment No. 3 to the securities purchase agreement. We have agreed to use reasonable efforts to cause each shelf registration statement to become effective as soon as reasonably practicable after the date it is filed.

Trading	Our common stock is currently traded on the American Stock Exchange under the symbol “MAX”

RECENT EVENTS

DECEMBER 2002 REFINANCING

     On December 30th, 2002, we entered into agreements refinancing our senior secured credit facilities with Foothill Capital Corporation, a division of Wells Fargo Bank, for a five-year term, as agent for the lenders party thereto. In addition, as mentioned above, the Company and Whitney entered into agreements revising the terms of their subordinated loan facility, which will mature on December 31, 2005 (collectively, the “Whitney Agreement”). The funding under the senior facility and the amendments to the subordinated loan were completed on December 31, 2002.

     The Foothill facility provides a total of up to $42.5 million in revolving and term loans. The term loan is for an amount equal to $12,500,000, while the revolving loan is for an amount not to exceed 85% of Eligible Accounts (as defined), subject to certain limitations. The term loan is payable in $1,000,000 installments each April 1 and October 1, beginning April 1, 2003 and in $500,000 installments each July 1 and December 31, until paid in full. Amounts repaid under the term loan increase the maximum availability under the revolving loan. The Foothill facility also provides for the issuance of certain letters of credit. The facility may be terminated on December 23, 2005, if the Whitney facility is not paid in full or refinanced, on terms acceptable to Foothill, prior to October 31, 2005. The facility is secured by substantially all of our assets and the assets of our subsidiaries. The Foothill facility contains provisions that require the maintenance of certain financial ratios including minimum EBITDA levels, minimum fixed charge coverage ratios, and maximum annual capital expenditure levels. In addition, under the Foothill facility, we are prohibited from paying non-intercompany cash dividends. Although the Whitney obligation is generally subordinate to the Foothill facility, a portion of the Whitney obligation can be repaid ahead of the debt to Foothill in the event certain financing transactions are completed.

     The revised Whitney facility is in the form of a $24.0 million Senior Subordinated 12% Note (the “Note” or “Whitney Note”) with a detachable warrant to purchase 503,126 shares of our common stock. The shares issuable upon exercise of that warrant are being offered by this prospectus. The Note is secured by our assets, subordinate to Foothill’s interest. Warrants to purchase an additional 5% of our common stock, exercisable for nominal consideration, will be issued if the principal amount of the Note is not prepaid by December 31, 2003. Warrants to purchase a second 5% of our common stock, exercisable for nominal consideration, along with an additional note in the original principal amount of $5,000,000, will also be issued if the outstanding principal amount of the Note is greater than $12,000,000 after December 31, 2003. We are also required to prepay all outstanding principal of the Note and any additional note on December 31, 2004, but our failure by to make such prepayment will not entitle the holder to accelerate the balance on the outstanding Note or outstanding additional note. The revised Whitney facility contains similar covenants as in the original Whitney facility, including covenants that, among other matters, limit senior indebtedness, the payment of dividends, and the disposition of assets. The revised covenants also include minimum EBITDA requirements and capital expenditure limitations.

     As required by the Whitney agreement, we have formed committees consisting of our independent directors to seek opportunities for asset sales and other financing transactions, with a view to reducing our total debt.

REVERSE STOCK SPLIT

     On November 19, 2002, our stockholders approved a one-for-two reverse split of our common stock. In the reverse split, each two shares of our issued and outstanding common stock will be reclassified and converted into one share of common stock. Fractional shares will not be issued. Instead, our stockholders will be entitled to receive a cash distribution, without interest, in lieu of any fractional shares. The reverse stock split will not change the number of shares of common stock we are authorized to issue. The number of shares issuable upon exercise of the Warrant, and offered by this prospectus, will be adjusted upon effectiveness of the reverse stock split.

     The timing of the reverse split will depend on several factors, including the existing and expected marketability and liquidity of the common stock, the then current market price of the common stock, prevailing market conditions, and the Board’s determination as to the likely effect of the reverse split on the market price of the common stock. The Board has not yet determined to implement the reverse stock split. If the reverse stock split is not effected by November 13, 2003, the reverse stock split will not be effected without further approval by the stockholders pursuant to Section 242(c) of the Delaware General Corporation Law.

PRIVATE PLACEMENT

     In December 2002, we raised $462,627 in net proceeds from the private placement of 462,267 shares of Series A convertible preferred stock. The Series A convertible preferred stock has a dividend rate of 8% and is convertible into common stock at $7.50 per share of common stock (valuing the Series A preferred stock at $1.00 per share).

     The Series A convertible preferred stock is more fully described in the section entitled “Description of Capital Stock.”

IMPACT OF NEW ACCOUNTING PRONOUNCEMENT

We adopted Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”), “Goodwill and Other Intangible Assets” on July 1, 2002. SFAS No. 142 requires that existing and future goodwill and intangible assets with indefinite lives not be amortized, but written down, as needed, based upon an impairment analysis that must occur at least, annually, or sooner if an event occurs or circumstances change that would more likely than not result in an impairment loss. All other intangible assets are amortized over their estimated useful lives. In accordance with SFAS No. 142, effective July 1, 2002, the company discontinued amortization of goodwill. A reconciliation of previously reported net income to amounts adjusted for the exclusion of goodwill, net of related income tax effect, where applicable is as follows (thousands):

	Years Ended June 30,

	2002	2001	2000

Net income	$5,033	$2,412	$2,029
Goodwill amortization, net of tax	$248	$238	$262

Adjusted net income	$5,281	$2,650	$2,291

Basic earnings per share:
Reported net income	$0.77	$0.37	$0.31
Goodwill amortization	$0.04	$0.04	$0.04
Adjusted net income	$0.81	$0.41	$0.25
Diluted earnings per share:
Reported net income	$0.75	$0.36	$0.30
Goodwill amortization	$0.04	$0.04	$0.04
Adjusted net income	$0.79	$0.40	$0.34

DESCRIPTION OF BUSINESS

     Mercury Air Group, Inc., is a Delaware corporation incorporated in April 1956. Mercury provides a broad range of services to the aviation industry through four principal operating units: fixed base operations, fuel sales, cargo operations and government contract services. Fixed base operations (“FBO’s”) include fuel sales, into-plane services, ground support services, aircraft hangar and tie-down operations and aircraft maintenance at certain locations. Mercury currently provides FBO services at 18 airports throughout the United States through its wholly-owned subsidiary Mercury Air Centers, Inc. Fuel sales include the sale of fuel and delivery of fuel primarily to domestic and international commercial airlines, business and fractional airlines and air cargo airlines. Mercury conducts its fuel sales business through its wholly-owned subsidiary MercFuel, Inc. through its single source coordinated distribution system on a national and international basis through its network of over 400 third party supply locations and 1,000 international locations. Mercury’s cargo operations are conducted through its wholly-owned subsidiary Mercury Air Cargo, Inc. consisting of cargo handling, space logistics operations and general cargo sales agent services. Mercury’s cargo handling operations are conducted at the Los Angeles and William B. Hartsfield International Airports in the United States, and at the Dorval, Mirabel, and Lester B. Pearson International Airports in Canada. Space logistics involves the contracting for bulk cargo space on transcontinental flights within the United States and South America and selling that space to customers with shipping needs. Mercury conducts its government contract services operations through its wholly-owned subsidiary Maytag Aircraft Corporation. The government services contract business consists of the government aircraft, air terminal services and base operating support and weather data services in 17 countries on four continents.

RISK FACTORS

     An investment in common stock offered by this prospectus involves a number of risks. Before making an investment decision, you should carefully read the entire prospectus, including this section and the documents incorporated by reference into this prospectus. Additional risks and uncertainties that are not yet identified or that we currently think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

OUR COMMON STOCK WILL BE DILUTED IF WE DO NOT PREPAY OUR NOTE TO J.H. WHITNEY.

      If we do not prepay in full our note due to Whitney by December 31, 2003, we will be required to issue warrants, exercisable for nominal consideration, to Whitney to purchase 5% of our common stock. Warrants to purchase a second 5% of our common stock, exercisable for nominal consideration, along with an additional note in the original principal amount of $5,000,000, will also be issued if the outstanding principal amount of the Note is greater than $12,000,000 after December 31, 2003. The issuance and exercise of these warrants will have a dilutive impact on our common stock.

WE HAVE NOT IMPLEMENTED OUR REVERSE STOCK SPLIT, AND IF WE DO, IT MAY NOT HAVE THE INTENDED EFFECT OF ENHANCING STOCKHOLDER VALUE.

     On November 19, 2002, our common stockholders approved a one-for-two reverse stock split of our common stock. This reverse stock split has not yet been implemented. In the split, each two shares of our issued and outstanding common stock will be reclassified and converted into one share of common stock. The timing of the reverse split will depend on several factors, including the existing and expected marketability and liquidity of our common stock, the then current market price of our common stock, prevailing market conditions, and the Board’s determination as to the likely effect of the reverse stock split on the market price of our common stock. Delay in implementing the split may create uncertainty in the market and investors may be unwilling to buy our common stock until they know when, or if, the split will be effective. The price of our common stock after the reverse stock split may not increase in an amount proportionate to the decrease in the number of outstanding shares.

OUR COMMON STOCK IS UNLIKELY TO PRODUCE DIVIDEND INCOME FOR THE FORESEEABLE FUTURE.

     We have not in the last five years paid a cash dividend on our common stock and we do not anticipate paying cash dividends for the foreseeable future. In addition, under current covenant provisions of a refinancing agreement we have in place with Foothill Capital Corporation, we are prohibited from paying non-intercompany cash dividends. We intend to reinvest any funds that might otherwise be available for the payment of dividends in further development of our business.

OUR COMMON STOCK IS SUBJECT TO DILUTION, AND AN INVESTOR’S OWNERSHIP INTEREST AND RELATED VALUE MAY DECLINE.

     We are authorized to issue up to 3,000,000 shares of preferred stock. We have approximately 462,267 shares of Series A Convertible preferred stock outstanding which convert into 61,635 shares of our common stock.

     The reverse stock split, if and when effected, will create approximately 3,289,000 additional authorized but unissued shares of our common stock that could be sold by our board of directors without stockholder approval, thus potentially diluting the relative stock interests of our existing stockholders at the time of sale.

PREPAYMENT OF THE WHITNEY NOTE WILL REQUIRE THE SALE OF A SUBSTANTIAL AMOUNT OF OUR ASSETS.

     In order to prepay the Whitney Note, we will have to sell a substantial amount of assets. In addition, under the Whitney Agreement, we have formed a committee to seek opportunities for asset sales. These asset sales will substantially impact our near-term ability to grow our company.

CREDIT QUALITY OF RECEIVABLES

     Mercury’s wholly-owned subsidiary, MercFuel, Inc., frequently sells aviation fuel on an unsecured basis with extended credit terms. In addition, a substantial portion of MercFuel’s accounts receivable are due from smaller and generally less well-established or well-capitalized airlines, including certain foreign, regional, commuter and start-up airlines, which may be less creditworthy than larger, well-established and well-capitalized airlines. MercFuel has incurred in the past and is likely to continue to incur losses as the result of the business failure of a customer. The failure of a relatively large customer or a number of smaller customers could have a material adverse effect on MercFuel’s business, operating results and financial condition.

FOREIGN CUSTOMERS

     Mercury does business with a number of foreign airlines, principally in the sale of aviation fuels. For the most part, such sales are made within the United States and utilize the same assets and generally the same personnel as are utilized in MercFuel’s domestic business. Revenues related to these foreign airlines amounted to approximately 18%, 18% and 25% of consolidated revenues for the years ended June 30, 2002, 2001 and 2000, respectively. To the extent such customers are also large fuel purchasers, MercFuel’s credit exposure to a single customer may be relatively large. Although invoices are usually denominated in U.S. dollars, foreign customers may have difficulty in paying such invoices in the event of the devaluation of their national currency. In addition, if a foreign customer fails to abide by its contractual commitments, MercFuel’s legal remedies may not be as effective as they would be in collecting from domestic customers.

DEPENDENCE ON SIGNIFICANT CUSTOMERS

     During fiscal 2002, EVA Airways Corporation accounted for approximately 13% of Mercury Air Cargo revenue. Air Tran Airways and National Airlines, Inc. represented approximately 25% and 21% of MercFuel’s revenue, respectively, and 15% and 13% of consolidated revenue, respectively, for fiscal 2002. National Airlines filed for Chapter 11 bankruptcy protection in December 2000 and in November 2002, National Airlines ceased operations. During fiscal 2002, Maytag Aircraft Corporation services consisted entirely of revenues from agencies of the United States Government. No other customers accounted for over 10% of Mercury’s consolidated revenue or 10% of revenues for any of the four operating units. The loss of one or more key customers in any of Mercury’s operating units could substantially impair the operating results of such operating units and could have a material adverse effect on Mercury’s business, operating results and financial condition.

NATURE OF CONTRACTS

     A large portion of Mercury’s business with its customers is based on verbal agreements, invoice terms or short-term contracts terminable by either party upon limited notice. While Mercury has operated pursuant to such contracts for some time, there can be no assurance that such contracts, agreements or arrangements will not be terminated. The termination of a large portion of those arrangements could have a material adverse effect on Mercury’s business, operating results and financial condition.

COMPETITION

     MercFuel competes with approximately five independent fuel suppliers, of which the largest is World Fuel Services Corporation. Additionally, the division competes with other aircraft support companies which maintain their own sources of aviation fuel. Many of MercFuel’s competitors have greater financial, technical and marketing resources than MercFuel. In addition, certain airlines provide cargo and fueling services comparable to those furnished by Mercury Air Cargo and MercFuel. At LAX Mercury competes with, in addition to the airlines, three fuel delivery providers and with three non-airlines entities with respect to air cargo handling business. Generally, FBOs have a minimum of one competitor at each airport as well as national multi-location chains. Maytag Aircraft Corporation has many principal competitors with respect to government contracting services including certain small disadvantaged businesses which receive a ten percent cost advantage with respect to certain bids and set asides of certain contracts. Recently the FBO market has seen the emergence of increased competition among several national FBO chains owned by major corporations whose total sales and financial resources exceed those of Mercury Air Centers. Substantially all of Mercury’s services are subject to competitive bidding. Mercury competes on the basis of price, quality of service, prior relationship with customers, and credit terms.

GENERAL ECONOMIC CONDITIONS

     The air transportation industry is highly sensitive to general economic conditions. Mercury’s fuel sales business (MercFuel), air cargo operations (Mercury Air Cargo) and FBOs (Mercury Air Centers) could be adversely affected by a sustained economic recession either in the United States or globally. A substantial reduction in air traffic, particularly at LAX, or financial problems incurred by Mercury’s commercial customers could have a material adverse effect on Mercury’s business, operating results and financial condition. Furthermore, Mercury’s business with foreign air carriers, its fuel sales and its cargo operations could be adversely affected by political or military disputes involving the United States and/or certain foreign countries.

AVIATION FUEL AVAILABILITY

     MercFuel purchases its fuel from suppliers worldwide at prices that are generally tied to market-based formulas. MercFuel is currently extended unsecured credit for its fuel purchases. If MercFuel’s relationship with any of these key suppliers terminates, MercFuel may not be able to obtain sufficient quantity on competitive terms to meet its customers’ demands. MercFuel may encounter difficulty and/or delays in securing aviation fuel from alternative sources. In addition, financial or supply disruptions encountered by MercFuel’s suppliers could also limit the available fuel supplied to MercFuel.

     For the fiscal year ended June 30, 2002, MercFuel’s average cost of fuel was 77 cents per gallon, a decrease of 23 cents per gallon, or 23% from 2001. Recently, the cost of aviation fuel has increased substantially. Although MercFuel believes that there are currently adequate aviation fuel supplies to meet its customers’ needs, events outside of MercFuel’s control have in the past resulted in, and could in the future result in, spot shortages or rapid price changes. Although MercFuel has generally been able to pass through fuel price changes to its customers, extended periods of high fuel costs could adversely affect MercFuel’s ability to purchase fuel in sufficient quantities because of credit limits placed on MercFuel by its fuel suppliers.

IMPACT OF FUEL SALES ON WORKING CAPITAL

     MercFuel uses substantial working capital to finance accounts receivable generated from its fuel sales operations. The amount of working capital consumed by these accounts receivable depends primarily on the quantity of fuel sold, the price of the fuel, MercFuel’s extension of credit and customer compliance with credit terms. Any increase in such quantity or price, any increase in credit extended, or any substantial customer noncompliance with credit terms will result in a corresponding increase in the aggregate accounts receivable balance, thereby requiring MercFuel to employ additional working capital. While the quantity of fuel sold by MercFuel has increased substantially in the last several years, MercFuel has been able to finance the related growth in accounts receivable by increasing its credit facility and through internally generated funds. However, at the current level of fuel sales, if the price of aviation fuel were to materially increase for a sustained period, MercFuel might have to reallocate funds from business expansion to meet working capital demand, or alternatively, MercFuel could be forced to curtail fuel sales or change the credit terms granted to its customers, which could adversely affect earnings and jeopardize established customer relationships.

EFFECT OF AVIATION FUEL AVAILABILITY ON CUSTOMERS

     A material rise in the price or a material decrease in the availability of aviation fuel would adversely impact MercFuel’s customers. To the extent that MercFuel’s airline customers were not able to immediately adjust their business operations to reflect increased operating costs, they would take relatively longer to pay MercFuel’s accounts receivable. Such payment delays would further increase MercFuel’s working capital demands. In some cases, the impact of a fuel price increase could materially impair the financial stability of an airline customer such that it would be unable to pay amounts owed to MercFuel and could result in such airline customer filing for bankruptcy protection. In that event, MercFuel could incur significant losses related to the uncollectability of the receivable.

GOVERNMENT CONTRACT SERVICES OUTLOOK

     Mercury’s government contract services business (Maytag) has been negatively impacted by the loss of contracts. Since June 30, 2002, two refueling contracts held by Maytag have been terminated. Growth of Maytag’s government contract services business is dependent on obtaining additional contracts and renewing existing contracts through the process of competitive bids, and on expanding the types of outsourcing services provided to the U.S. government. There can be no assurance that Maytag will be able to obtain additional government contracts, renew existing government contracts, or expand the types of outsourcing services provided to the U.S. government.

CAPACITY CONSTRAINTS IN CARGO OPERATIONS

     Growth prospects for Mercury’s cargo handling operations (Mercury Air Cargo) are limited by the availability of additional strategically located warehouse facilities. Mercury’s cargo handling operations are conducted at the Los Angeles and William B. Hartsfield International Airports in the United States, and at the Dorval, Mirabel and Lester B. Pearson International Airports in Canada. Continuous long-term growth in Mercury Air Cargo’s operations can be realized only by maintaining and expanding current warehouse facilities at existing or new locations. There can be no assurance that Mercury Air Cargo will be able to maintain or expand its existing warehouse facilities or continue to obtain additional warehouse facilities.

POTENTIAL LIABILITY AND INSURANCE

     Mercury’s business activities subject it to risk of significant potential liability under federal and state statutes, common law and contractual indemnification agreements. Mercury reviews the adequacy of its insurance on an on-going basis. Mercury believes it follows generally accepted standards for its lines of business with respect to the purchase of business insurance and risk management practices. Mercury purchases airport liability and general and auto liability in amounts which Mercury believes are adequate for the risks of its business.

ENVIRONMENTAL MATTERS

     Mercury must continuously comply with federal, state and local environmental statutes and regulations associated with its fuel storage tanks and fueling operations. These requirements include, among other things, tank and pipe testing for integrity and soil sampling for evidence of leaking and remediation of detected leaks and spills. Other than $3.4 million spent during the 1999 fiscal year to comply with certain federal mandates regarding below ground fuel tanks, there have been no material capital expenditures nor has there been a material negative impact on Mercury’s earnings or competitive position in performing such compliance and related remediation work. In late 1998, Mercury, and many other companies operating on Southern California airports received notice of potential violations of California Environmental Protection Agency — Air Resources Board regulations. This notice alleged that such companies had violated the act by fueling airport service vehicles with Jet A fuel. Mercury immediately brought all of its operations into full compliance with all applicable regulations and has entered into a settlement agreement with the state of California. In addition, it has undertaken a review of federal and state regulations to ensure future compliance. The Company has agreed to provide certain environmental remediation on property formerly leased by the Company in Anaheim, California. The Company terminated operations on this leased property in fiscal 1987 at which time a closure letter was in effect. The Company has installed an approved remediation system at a cost of approximately $78,000 and expects to incur maintenance cost for a period of between six and twenty-four months of $4,500 per month. Mercury received notice from the EPA on August 9, 2001 that the EPA expected Mercury to provide secondary containment for mobile fuel trucks at its Fort Wayne, Indiana facility. Mercury is working with the EPA, trade association, and the Airport to resolve this issue. Mercury knows of no other basis for any notice of violation or cease and abatement proceeding by any governmental agency as a result of failure to comply with applicable environmental laws and regulations.

CONTROL OF MERCURY

     As of April 29, 2003, CFK Partners beneficially owned approximately 36.5% of the Company’s outstanding voting securities. As principal shareholders, CFK Partners is able to exert greater influence than other shareholders of Mercury in the election of the members of Mercury’s Board of Directors and in business transactions such as mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of additional Common Stock or other equity securities and the payment of dividends.

OUR CERTIFICATE OF INCORPORATION AND DELAWARE LAW COULD ADVERSELY AFFECT THE PERFORMANCE OF OUR STOCK

     Certain provisions of our certificate of incorporation and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of us. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of our common stock. Such provisions may also inhibit fluctuations in the market price of our common stock that could result from takeover attempts. In addition, the Board of Directors, without further stockholders approval, may issue additional series of preferred stock that could have the effect of delaying, deterring or preventing a change in control of us. The issuance of additional series of preferred stock could also adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We have no current plans to issue any additional shares of preferred stock.

OUR STOCK PRICE IS SUBJECT TO VOLATILITY WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR SECURITIES, INCLUDING THE COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANT.

      Our common stock trades on the American Stock Exchange under the symbol “MAX”. On April 29, 2003, the last reported sale price of our common stock on the American Stock Exchange was $3.29 per share. There have been previous quarters in which we have experienced shortfalls in revenue and earnings from levels expected by securities analysts and investors, which have had an immediate and significant adverse effect on the trading price of our common stock. The market prices of our securities are subject to significant fluctuations. Such fluctuations, as well as general economic conditions, may adversely affect the market price of our common stock.

USE OF PROCEEDS

     The selling stockholder will receive all of the proceeds from the sales under this prospectus of the common stock issuable upon exercise of the warrant. We will not receive any proceeds from these sales.

REGISTRATION RIGHTS

     On December 31, 2002, we entered into Amendment No. 3 to Securities Purchase Agreement with Whitney. Section 4.3.3 of Amendment No. 3 grants Whitney certain registration rights for the common stock underlying the warrants. Section 4.3.3 also incorporates certain permitted resale distribution methods from a Registration Rights Agreement we entered into with Whitney on September 10, 1999. The following summary is not complete. It summarizes some, but not all, of the provisions of Amendment No. 3 and the Registration Rights Agreement. We have previously filed a copy of Amendment No. 3 and the Registration Rights Agreement, which documents are currently on file with the SEC. You should read the actual terms of Amendment No. 3 and the Registration Rights Agreement for the definitive terms and conditions. We will provide to you, upon request, copies of Amendment No. 3 and the Registration Rights Agreement.

     Pursuant to Amendment No. 3, we have filed a shelf registration statement, of which this prospectus is a part. We will generally be required to maintain the effectiveness of the shelf registration statement until the sale of all common stock registered under the shelf registration statement.

     We cannot assure you that we will be able to keep the registration statement continuously effective until the sale of all of such stock.

     We are required under the federal securities laws to suspend the use of this prospectus upon:

•	the existence of a fact that would make untrue any material statement contained in this prospectus, the registration statement, any supplemental registration statement, or any amendments to those documents incorporated by reference into those documents;

•	the issuance of a stop order by the Commission with respect to the registration statement; or

•	the suspension of the qualification of the securities in any jurisdiction.

DESCRIPTION OF CAPITAL STOCK

     The following description of the material terms of our capital stock is qualified by reference to our certificate of incorporation and the certificate of designation of the Series A preferred stock.

     Our authorized capital stock consists of 21,000,000 shares, consisting of 18,000,000 shares of common stock, par value $0.01 per share, and 3,000,000 shares of preferred stock, par value $0.01 per share. On December 31, 2002 we had:

•	6,577,334 shares of common stock issued and outstanding; and

•	1,000,000 authorized shares of Series A 8% Cumulative Convertible Preferred Stock, of which 462,627 shares were issued and outstanding.

     If, and when, we implement the reverse stock split that our stockholders approved in November 2002, each two shares of our issued and outstanding common stock will be converted into one share of common stock and the conversion rights of our convertible securities will be correspondingly adjusted. The reverse stock split will not affect the number of shares we are authorized to issue.

COMMON STOCK

     Each share of our common stock has the same relative rights and is identical in all respects with each other share of common stock.

     Subject to any prior rights of the holders of any preferred stock then outstanding, holders of our common stock are entitled to receive such dividends as are declared by our board of directors out of funds legally available therefore. Full voting rights are vested in the holders of common stock, each share being entitled to one vote, subject to the rights of the holders of any preferred stock then outstanding. Our board of directors may issue authorized shares of common stock without stockholder approval. Subject to any prior rights of the holders of any preferred stock then outstanding, in the event of our liquidation, dissolution or winding up, holders of shares of our common stock are entitled to receive, pro rata, any assets distributable to stockholders with respect to shares held by them. Holders of shares of common stock do not have any preemptive rights to subscribe for any additional securities which may be issued by us or any cumulative voting rights. The outstanding shares of our common stock are fully paid and non-assessable.

SERIES A 8% CUMULATIVE CONVERTIBLE PREFERRED STOCK

     We are authorized to issue 1,000,000 shares of Series A 8% cumulative convertible preferred stock (sometimes referred to as Series A convertible preferred stock), of which 462,627 shares were outstanding as of April 24, 2003. Each share of Series A 8% cumulative convertible preferred stock has a stated value of $1 and a conversion price of $7.50, subject to antidilution adjustment. The Series A convertible preferred stock ranks senior to our common stock. We may issue other series of preferred stock at any time and from time to time without the consent of the holders of the Series A convertible preferred stock.

DIVIDENDS

     Shares of the Series A convertible preferred stock accrue dividends on a semi-annual basis at an annual rate of 8% per share payable on the last day of June and December, commencing June 30, 2003, out of any assets or funds legally available for payment of dividends. Dividends are cumulative and accrue, whether or not declared by our board of directors.

     We may not pay any dividends or any distribution on any class or series of capital stock ranking junior to the Series A convertible preferred stock except dividends payable in kind, in lieu of fractional shares, or in satisfaction of dissenters rights, if any dividends on the Series A convertible preferred stock are then in arrears.

VOTING RIGHTS

     In addition to any other voting rights required by law, the holders of the Series A convertible preferred stock have one vote per share on any action taken by stockholders of Mercury and vote with the common stock as a single class.

LIQUIDATION

     The liquidation preference of the Series A convertible preferred stock is $1 per share plus all accrued but unpaid dividends. Upon liquidation, dissolution or winding up of Mercury, each holder of the Series A convertible preferred stock is entitled to be paid in cash out of our assets available for distribution to shareholders an amount equal to the liquidation preference of the Series A convertible preferred stock before any amounts may be paid to any class or series of capital stock ranking junior to the Series A convertible preferred stock.

     If the assets available for distribution to the holders of Series A convertible preferred stock and any other security ranking on parity with the preferred stock are insufficient to pay in full all amounts payable to the holders of the Series A convertible preferred stock and all other parity securities, then all of the assets available for distribution to the holders of the Series A convertible preferred stock and parity securities will be distributed among the holders ratably in proportion to the amounts that would be payable if there were sufficient assets to permit payment in full. After payment in full, the holders of the Series A convertible preferred stock will not be entitled to any further distribution of assets.

RESERVATION OF SHARES

     We have authorized and will reserve and keep available a sufficient number of shares of our common stock as will be issuable upon the conversion of all outstanding shares of Series A convertible preferred stock and dividends payable thereon. These shares of our common stock, when issued, will be duly and validly issued, fully paid and non-assessable, and free of liens.

REDEMPTION AT THE COMPANY’S OPTION AFTER THREE YEARS

     During the 30-day period immediately following December 31, 2005, and during the 30-day period immediately following each subsequent December 31st, Mercury, at its sole discretion, may redeem all or any portion of the shares of Series A Preferred Stock outstanding at $1 per share, plus accrue and unpaid dividends. Until the close of business on the day before the redemption date (and thereafter if Mercury shall not tender the redemption price) the Series A Preferred Stock shall be entitled to all its rights and privileges of the Series A Preferred Stock, including the right to convert such stock into common stock.

MANDATORY REDEMPTION AT HOLDER’S OPTION AFTER THREE YEARS

     During the 30-day period immediately following December 31, 2005, and during the 30-day period immediately following each subsequent December 31st, each holder of Series A Preferred Stock shall have the right to tender all or any portion of such holder’s shares to Mercury for redemption at $1 per share, plus accrued and unpaid dividends. Mercury shall be obligated to complete such redemption within 60 days following tender.

PAYMENT OF REDEMPTION

     In the event of a redemption, Mercury may, at its option, pay all or part of the redemption price in shares of its Common Stock which Mercury shall register with the Securities and Exchange Commission. In such event, the Common Stock shall be valued at the average closing price of the Common Stock for the 20 business days immediately preceding the date of redemption.

SINKING FUND

     There is no sinking fund for the Series A convertible preferred stock.

CONVERSION

     Shares of Series A convertible preferred stock are convertible, at any time, at the option of the holder, into shares of common stock. Each share of the Series A convertible preferred stock is convertible into such number of shares of our common stock as is determined by dividing the number of shares of Series A Preferred Stock to be converted by $7.50 per share plus all accrued but unpaid dividends by the then effective conversion price.

ADJUSTMENTS TO CONVERSION PRICE

     The conversion price and the number of shares of common stock issuable upon conversion of the Series A convertible preferred stock are subject to adjustment from time to time upon the occurrence of any of the following events at any time:

•	If we (A) split or otherwise subdivide our common stock, (B) combine our outstanding shares of common stock into a greater or smaller number of shares, or (C) issue any shares of capital stock in a reclassification;

•	If there occurs a merger, consolidation, recapitalization or conveyance of all or substantially all of our assets.

     The conversion price and the conversion rate will be adjusted if and when we implement the reverse stock split.

PREFERRED STOCK

     Our preferred stock may be issued in one or more series at such time or times and for such consideration as our board of directors may determine. Our board of directors is expressly authorized at any time, and from time to time, to provide for the issuance of preferred stock with such voting rights and other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be stated in the resolution authorizing the particular series of preferred stock. Our board of directors is authorized to designate the series and the number of shares comprising such series, the dividend rate, the redemption rights, if any, any purchase, retirement or sinking fund provisions, any conversion rights and any special voting rights with respect to the shares of such series. The ability of our board of directors to issue preferred stock without stockholder approval could make an acquisition by an unwanted suitor of a controlling interest in us more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of us. Shares of preferred stock redeemed or acquired by us may return to the status of authorized but unissued shares, without designation as to series, and may be reissued by our board of directors.

CERTAIN ANTI-TAKEOVER, LIMITED LIABILITY
AND INDEMNIFICATION PROVISIONS

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and employees, owns or, within three years prior, did own 15% or more of the corporation’s voting stock.

STOCKHOLDER ACTION; SPECIAL MEETINGS OF STOCKHOLDERS

     Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual meeting, a special meeting of the stockholders, or may be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by our chief executive officer, our president, or a majority of our board of directors.

OUR BOARD OF DIRECTORS

     Our certificate of incorporation and bylaws also provide that vacancies on the board of directors created either by resignation, death, retirement, disqualification, removal or by an increase in the size of the board of directors may be filled by a majority of the directors in office, although less than a quorum. This provision may have the effect of deterring hostile takeovers or delaying changes in control or management.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

SELLING STOCKHOLDER

     We originally issued the warrant in a transaction exempt from the registration requirements of the Securities Act to an entity we reasonably believed to be an accredited investor as defined in Regulation D under the Securities Act. Whitney, as selling stockholder, including its transferees, pledges or donees or its successors, may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock into which the warrants are exercisable.

     The following table sets forth information with respect to Whitney, as selling stockholder, and the principal amount of common stock beneficially owned by Whitney, as of April 29, 2003, that may be offered pursuant to this prospectus. The information is based on information which was provided to us by or on behalf of Whitney. Whitney may offer all, some or none of the common stock underlying the Warrant. Because Whitney may offer all or some portion of the common stock, we cannot estimate the amount of common stock or the percentage of our outstanding securities that will be held by Whitney upon termination of any of these sales.

     Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting or investment power. Unless otherwise indicated below, to our knowledge, Whitney has sole voting and investment power with respect to the common stock. The inclusion of any securities in this table does not constitute an admission of beneficial ownership by the entity named below in the table.

			Number of Shares
			Issuable upon
	Number of Shares of	% of Outstanding	Exercise of
	Common Stock Owned	Common Stock Owned	Warrants and
	Prior to Offering	Prior to Offering	Available for
Name	(1)	(1)	Resale(1)

J.H. Whitney Mezzanine Fund, L.P.	503,126	7.1%	503,126

(1)	Consists of shares of common stock issuable upon conversion of the Warrant at the current exercise price of $3.742 per share in cash. The exercise price is subject to antidilution adjustment under the following circumstances: (i) we divide, subdivide, combine or reclassify our common stock; (ii) we issue common stock, securities convertible or exchangeable for common stock, or rights to purchase common stock below the lower of current market price or $3.742 per share (subject to adjustment upon the occurrence of an event set forth above); or (iii) we make a distribution to all holders of our common stock of evidences of indebtedness, assets or other property (other than regularly scheduled cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in capital stock for which adjustment is made as set forth in paragraph (i) above) or subscription rights, options or warrants

(excluding those referred to in paragraph (ii) above). Accordingly, the number of shares of common stock into which the Warrant is exercisable may increase or decrease. This prospectus covers any such change in the number of shares issuable.

PLAN OF DISTRIBUTION

     The selling stockholder and its successors, which term includes its transferees, pledges or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer, may sell the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

     These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the American Stock Exchange;

•	in negotiated transactions;

•	in underwriting offerings;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	by pledge to secure debts and other obligations;

•	through the settlement of short sales and other transactions.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade. In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     In connection with the sale of the common stock underlying the Warrant or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell the common stock underlying the Warrant short and deliver these securities to close out such short positions, or loan or pledge the common stock underlying the warrant to broker-dealers that in turn may sell these securities. The selling stockholder may also pledge or grant a security interest in shares, and, upon a default in the performance of the secured obligation, such pledgee or secured party may affect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The aggregate proceeds to the selling stockholder from the sale of the common stock offered by it hereby will be the purchase price thereof less discounts and commissions, if any. The selling securityholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

     The selling stockholder and any broker-dealers or agents that participate in the sale of the common stock underlying the warrant may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the common stock by the selling stockholder and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling stockholder may be deemed to be an “underwriter”, it may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

     The selling stockholder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling stockholder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling stockholder has acknowledged that it understands its obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and has agreed that it will not engage in any transaction in violation of such provisions.

     To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of common stock by the selling stockholder. The selling stockholder may decide not to sell any common stock described in this prospectus. We cannot assure you that the selling stockholder will use this prospectus to sell any or all of the common stock.

     With respect to a particular offering of the common stock by a transferee of the securities, such that such transferee is not listed under “Selling Stockholder”, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	common stock to be offered and sold;

•	the name of the selling stockholder;

•	the respective purchases prices and public offering and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling stockholder.

     We entered into Amendment no. 3 to the securities purchase agreement for the benefit of the holders of the Warrant to register the common stock underlying the warrant under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling securityholder and Mercury will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with statements contained in the registration statement of which this prospectus is a part, or in a supplemental registration statement, or will be entitled to contribution in connection with those liabilities.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of material U.S. federal tax consequences relevant to the purchase, ownership, and disposition of the common stock by persons who hold the common stock as capital assets (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code). This discussion is based upon the Internal Revenue Code, Treasury Regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. This discussion does not discuss every aspect of U.S. federal taxation that may be relevant to a particular taxpayer in light of their personal circumstances or to persons who are otherwise subject to special tax treatment (including, without limitation, banks, broker-dealers, insurance companies, pension and other employee benefit plans, tax exempt organizations and entities, investors in pass-through entities, certain U.S. expatriates, persons holding common stock as a part of a hedging or conversion transaction or a straddle, certain hybrid entities and owners of interest therein, holders whose functional currency is not the U.S. dollar and, except to the limited extent described below, persons who are not U.S. holders (as defined below)), and it does not discuss the effect of any applicable U.S. state and local or non-U.S. tax laws or U.S. tax laws other than U.S. income tax law. We have not sought and will not seek any rulings from the Internal Revenue Service concerning the tax consequences of the purchase, ownership or disposition of the common stock and, accordingly, we cannot assure you that the Internal Revenue Service will not successfully challenge the tax consequences described below. EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF HOLDING AND DISPOSING OF COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES APPLICABLE UNDER THE LAWS OF ANY U.S. STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

     This section summarizes certain U.S. federal income tax consequences of the ownership and disposition of common stock by “U.S. holders”. The term “U.S. holder” refers to a person that is classified for U.S. federal tax purposes as a United States person. For this purpose, a United States person includes:

•	citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States or of any state or political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons as of the previous day, that elect to continue to be treated as United States persons, shall also be considered U.S. holders.

     Distributions on Common Stock. Distributions on common stock will be taxable to U.S. holders as ordinary income, to the extent paid out of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of the U.S. holder’s tax basis in the common stock, and thereafter as capital gain from the sale or exchange of such common stock. Subject to certain restrictions, dividends received by a corporate U.S. holder will be eligible for a dividends received deduction.

     Disposition of Common Stock. A U.S. holder will recognize capital gain or loss upon the sale, exchange or other taxable disposition of the common stock in an amount equal to the difference between the amount of cash and the fair market value of other property received, if any, by the U.S. holder and the U.S. holder’s tax basis in the common stock. In the case of a non-corporate U.S. holder, such capital gain will be subject to tax at a reduced rate if the common stock is held for more than one year. The deductibility of capital losses is subject to limitation.

     Information Reporting; Backup Withholding. We are required to furnish to the record holders of common stock, other than corporations and other exempt holders, and to the Internal Revenue Service, information with respect to dividends paid on the common stock.

     A U.S. holder may be subject to backup withholding with respect to dividends paid on the common stock or with respect to proceeds received from a disposition of the shares of common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number, which, for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and that the Internal Revenue Service has not notified the U.S. holder that it is subject to backup withholding.

     Backup withholding is not an additional tax but, rather, is a method of tax collection. U.S. holders will be entitled to credit any amounts withheld under the backup withholding rules against their actual tax liabilities, provided the required information is furnished to the Internal Revenue Service.

LEGAL MATTERS

     Certain legal matters in connection with common stock offered by this prospectus will be passed upon for us by McBreen & Kopko, Chicago, Illinois. The Company paid $785,000, $317,000, and $85,000 during fiscal years 2002, 2001 and 2000, respectively, to McBreen & Kopko related to legal services. Frederick H. Kopko, Jr., a partner of McBreen & Kopko, is a member of the Company’s board of directors. In addition, Mr. Kopko is a partner in CFK Partners, the Company’s largest shareholder.

EXPERTS

     The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational and reporting requirements of the Securities Exchange Act of 1934, under which we file periodic reports, proxy statements and other information with the Commission. Copies of the reports, proxy statements and other information may be inspected without charge at the Commission’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549 or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the Commission upon payment of prescribed fees. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information.

     We incorporate by reference the following filings and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2002;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2002;

•	Our Current Report on Form 8-K dated December 7, 2002 reporting on Items 5 and 7, as to the adoption of amended and restated bylaws;

•	Our Current Report on Form 8-K dated December 30, 2002 reporting on Items 5 and 7 as to the Company entering into refinancing agreement with Foothill Capital Corporation and revising its subordinated loan facility with J.H. Whitney Co. Mezzanine Fund; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on January 24, 1973, including any amendments or reports filed for the purpose of updating such description.

     We incorporate by reference into this prospectus any future filings that we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until the date of completion of the sale of securities covered by this prospectus. This means that we can disclose important business, financial and other information in this prospectus by referring you to the publicly filed documents containing this information. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later. Any information that we subsequently file with the Commission that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus.

     We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written request of such person, a copy of any or all of the documents incorporated by reference. You may obtain a copy of these documents from us without charge by writing or telephoning us at:

Mercury Air Group, Inc.
5456 McConnell Avenue
Los Angeles, California 90066
Telephone Number (310) 827-2737
Attention: Joseph A. Czyzyk, Chief Executive Officer and President

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of issuance and distribution.

     The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission registration fee	$134
Legal fees and expenses*	15,000
Accounting fees and expenses*	10,000
Miscellaneous expenses*	2,500

TOTAL	$27,512

*Estimated.

Item 15. Indemnification of directors and officers.

     The Delaware General Corporation Law (the “Delaware Law”) provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and (iv) for any transaction from which the director derives an improper personal benefit.

     The registrant’s Certificate of Incorporation and Bylaws include provisions that (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware Law and (ii) indemnify its directors and officers to the fullest extent permitted by the Delaware Law, including circumstances in which indemnification is otherwise discretionary.

     The registrant maintains a directors’ and officers’ liability policy insuring any person who is or was our director or officer against any liability incurred by such person in any such capacity or arising out of such person’s status as such. The policy contains various reporting requirements and is subject to certain exclusions and limitations.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 16. Exhibits.

Exhibit Number	Description of Exhibit

4.1	Amendment No. 3 to Securities Purchase Agreement by and between Mercury Air Group, Inc. and J.H. Whitney Mezzanine, L.P. (previously filed as Exhibit 10.2 to our Current Report on Form 8-K, filed on December 31, 2002 and incorporated by reference herein).

4.2	Certificate of Incorporation (previously filed as Exhibit 3.2 to our Form 10-Q for the quarter ended March 31, 2001.

4.3	Amended and Restated Bylaws (previously filed as Exhibit 3.1 to our Current Report on Form 8-K, dated December 7, 2002).

4.4	Registration Rights Agreement (previously filed as Exhibit 4.2 to our Form 10-K for the year ended June 30, 1999).

5.1	Opinion of McBreen & Kopko.

23.1	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (See page 30).

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total increase or decrease in volume of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3)  To remove from registration by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on this 2nd day of May, 2003.

MERCURY AIR GROUP, INC
By: /s/ JOSEPH A. CZYZYK Joseph A. Czyzyk Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph A. Czyzyk and Frederick H. Kopko, Jr., jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commissions, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Joseph A. Czyzyk	Chief Executive Officer and Director (Principal Executive Officer)	May 2, 2003

/s/ Robert Schlax	Chief Financial Officer (Principal Financial Officer)	May 2, 2003

/s/ Philip J. Fagan, Jr., M.D.	Chairman of the Board	May 2, 2003

/s/ Frederick H. Kopko, Jr.	Director	May 2, 2003

/s/ Gary J. Feracota	Director	May 2, 2003

/s/ Michael Janowiak	Director	May 2, 2003

/s/ Sergei Kouzmine	Director	May 2, 2003

/s/ Angelo Pusateri	Director	May 2, 2003

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Amendment No. 3 to Securities Purchase Agreement by and between Mercury Air Group, Inc. and J.H. Whitney Mezzanine, L.P. (previously filed as Exhibit 10.2 to our Current Report on Form 8-K, filed on December 31, 2002 and incorporated by reference herein).

4.2	Certificate of Incorporation (previously filed as Exhibit 3.2 to our Form 10-Q for the quarter ended March 31, 2001.

4.3	Amended and Restated Bylaws (previously filed as Exhibit 3.1 to our Current Report on Form 8-K, dated December 7, 2002).

4.4	Registration Rights Agreement (previously filed as Exhibit 4.2 to our Form 10-K for the year ended June 30, 1999).

5.1	Opinion of McBreen & Kopko.

23.1	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (See page 30).